Exhibit 99.1

Ameriprise Financial, Inc. Ameriprise Financial Center Minneapolis, MN 55474

News Release

Ameriprise Financial Reports

First Quarter 2009 Results

Earnings per common share were $0.58 for the quarter,
compared to $0.82 in the first quarter of 2008

Company is achieving significant expense reductions,
and has expanded full-year re-engineering target

Balance sheet fundamentals remain strong

MINNEAPOLIS — April 21, 2009 — Ameriprise Financial, Inc. (NYSE: AMP) today reported net income of $129 million for the first quarter ended March 31, 2009. The results represent a 32 percent decline from net income of $191 million for the first quarter ended March 31, 2008.

Earnings per common share for the first quarter of 2009 were $0.58, compared to $0.82 for the first quarter of 2008. First quarter 2009 results reflect the significant decline in equity markets and the lower short-term interest rate environment. These two factors negatively impacted year-over-year results by approximately $0.62 per share.

The 40 percent year-over-year decline in the S&P 500 Index contributed to a 14 percent decline in net revenues to $1.7 billion in the first quarter of 2009, compared to $2.0 billion in the first quarter of 2008. Management and financial advice fees and distribution fees were impacted by lower equity markets and clients’ increased preference for short-term and fixed income investment products.

Management continues to reduce expenses in light of market-driven revenue declines. General and administrative expenses for the first quarter of 2009 were down 1 percent from the prior year, and declined 15 percent excluding integration costs and additional expenses from acquisitions closed in the fourth quarter of 2008.

As of March 31, 2009, the company’s estimated excess capital position increased to more than $1 billion. The company continues to maintain strong balance sheet fundamentals, including a large liquidity position and high-quality invested asset portfolio. The company’s net unrealized investment loss position declined from year-end 2008 to $1.82 billion, and net realized investment gains were immaterial in the quarter.

“Despite the continued challenges presented by the market and economic conditions, our results demonstrate that the company has been positioned to manage through the current environment,” said Jim Cracchiolo, chairman and chief executive officer. “We continue to manage aggressively for weak conditions over the short term. We are seeing benefits from our ongoing expense initiatives, and we continue to maintain solid balance sheet fundamentals and strong capital positions. At the same time, we continue to invest in our central value proposition—deep, enduring client-advisor relationships built around comprehensive financial planning. We are confident our strong financial foundation and diverse, resilient franchise will provide significant leverage as market conditions improve.”

First Quarter 2009 Summary

Management believes the exclusion of after-tax impacts due to realized net investment gains (losses), non-recurring integration costs and market impacts on deferred acquisition costs (DAC) and variable annuity benefits best reflect the underlying performance of the business. For the non-GAAP presentation of after-tax amounts, the tax effect is calculated using the statutory tax rate of 35 percent.

Ameriprise Financial, Inc.
First Quarter Summary

			%	Per Diluted Share		%
(in millions, unaudited)	2009	2008	Change	2009	2008	Change

Net income attributable to Ameriprise Financial	$129	$191	(32)%	$0.58	$0.82	(29)%
Add: After-tax impacts:(1)
Investment (gains)/losses	(2)	16	NM	(0.01)	0.07	NM
Integration charges	12	—	NM	0.05	—	NM
Other market impacts:
DAC and DSIC charges	30	18	67	0.14	0.08	75
Variable annuities, net of DAC and DSIC	(35)	5	NM	(0.16)	0.02	NM
Core operating earnings, after-tax	$134	$230	(42)%	$0.60	$0.99	(39)%

Weighted average common shares outstanding:
Basic	222.3	228.4
Diluted	223.5	231.5

NM Not Meaningful

(1)    For this non-GAAP presentation, after-tax is calculated using the statutory tax rate of 35%.

Following are items excluded from core operating earnings to assist in reconciling with reported results. Each impact is presented after tax.

•                  $2 million in realized net investment gains, comprised of $33 million in realized investment gains, partially offset by $31 million for the credit-related component of other-than-temporary impairments.

•                  $12 million in integration charges related to the company’s acquisitions in the fourth quarter of 2008.

•                  $30 million in increased amortization of deferred acquisition costs and deferred sales inducement costs (DSIC) from lower period-ending account values.

•                  $35 million benefit related to variable annuities, consisting of:

•                  a $55 million benefit from hedged variable annuity living benefit guarantees, partially offset by $20 million in unhedged variable annuity benefit expenses.

Core operating earnings for the first quarter of 2009 included a $33 million after-tax gain on the repurchase of junior subordinated notes, partially offset by $12 million in operating losses from acquisitions that closed in the fourth quarter of 2008. Market conditions both drove higher than anticipated acquisition costs and provided the opportunity to repurchase debt.

In addition to the items listed above, core operating earnings and net income in the first quarter of 2009 reflect an approximately $94 million, or $0.42 per share, year-over-year decline from the equity market’s impact on asset levels and fee revenue, and an approximately $46 million, or $0.20 per share, year-over-year decline in investment income as a result of the short-term interest rate environment and higher liquidity levels. Results were also negatively impacted by market-related changes in client behavior.

Liquidity and Balance Sheet as of March 31, 2009

Management’s long-standing emphasis on risk-return decision making and prudent risk management has positioned the company well. While financial markets remained challenging during the quarter, management further enhanced the company’s strong balance sheet fundamentals.

Substantial liquidity

•      Cash and cash equivalents were $5.8 billion, with $0.5 billion at the holding company level. Free cash remained at $4 billion, even as investments increased by $3.2 billion from the year-end 2008 balance.

•      The company joined the Federal Home Loan Bank and has access to more than $10 billion in liquidity through the pledge of mortgage-related assets.

•      The company has no debt maturities until November 15, 2010, maintains backup lines of credit at parent, subsidiary and mutual fund levels, and has no reliance on commercial paper, bank lines or other short-term institutional funding for liquidity.

Conservative capital management

•      The company’s excess capital position was more than $1 billion.

•      The company will continue to use enterprise risk management capabilities and product hedging to anticipate and mitigate risk. The variable annuity hedging program continues to perform well during a protracted period of high volatility.

•      The company’s adoption of FASB Staff Position No. FAS 115-2 and FAS 124-2, which provided new guidance for recognition and presentation of other-than-temporary impairments, increased retained earnings by approximately $131 million to $4.8 billion for non-credit related other-than-temporary impairments that were realized prior to January 1, 2009, and decreased accumulated other comprehensive income by the same amount. The net effect of the adoption had no impact on total Ameriprise Financial shareholders’ equity.

High quality investment portfolio

•      The company’s $26 billion Available-for-Sale portfolio is both well-diversified and high-quality.

•      The net unrealized loss position declined to $1.82 billion from $1.84 billion at year-end 2008.

•      The company’s total investment portfolio, including cash and cash equivalents, increased to $37 billion from $34 billion at year-end 2008, and remains well-positioned. Detailed information about the portfolio is available online at ir.ameriprise.com.

Conservative capital ratios

•      The debt-to-total capital ratio was 23.1 percent.

•      The debt-to-total capital ratio excluding non-recourse debt and with 75 percent equity credit for hybrid securities was 19.3 percent.

First Quarter 2009 Highlights

•      The company’s client base remained stable, with continued strong retention of 94 percent.

•      Total advisors increased 7 percent to 12,466, compared to the first quarter of 2008, reflecting acquisitions in the prior quarter as well as continued strong advisor retention rates.

•      The company completed a strong quarter for experienced advisor recruitment, with approximately 200 experienced advisors joining the firm’s branded advisor channels in the first quarter of 2009.

•      Owned, managed and administered assets were $354 billion as of March 31, 2009, down 21 percent compared to March 31, 2008, primarily due to the 40 percent decline in the S&P 500.

•      The company generated retail net inflows in the quarter, including $1.5 billion in fixed annuities, $1.3 billion in wrap accounts and $0.3 billion in variable annuities.

•      Total asset management net outflows declined substantially to $0.3 billion in the quarter, compared to net outflows of $5.2 billion in the first quarter of 2008 and net outflows of $8.7 billion for the fourth quarter of 2008.

•      Threadneedle formed a strategic partnership with Standard Chartered Bank to acquire the bank’s World Express investment fund business with $2.7 billion in assets under management, as of December 31, 2008. Pending regulatory approval, the transaction provides Threadneedle with an established Luxembourg-based fund platform, which complements Threadneedle’s existing range of funds.

•      Ameriprise Auto & Home premiums increased 5 percent from the prior year, primarily due to growth in policy counts.

•      The company continued to achieve re-engineering savings in the quarter. The company also took additional steps to generate re-engineering savings and now expects to achieve more than $350 million in savings in 2009, an increase from its previous full-year 2009 projection. Management expects the majority of the full-year savings will be realized in the second half of 2009 and intends to commit approximately two-thirds to the bottom line while reinvesting the remainder in growth initiatives.

Ameriprise Financial, Inc.

Consolidated Income Statements

	Quarter Ended March 31,
(in millions, unaudited)	2009	2008	% Change

Revenues
Management and financial advice fees	$554	$791	(30)%
Distribution fees	311	433	(28)
Net investment income	420	401	5
Premiums	266	256	4
Other revenues	209	157	33
Total revenues	1,760	2,038	(14)
Banking and deposit interest expense	42	47	(11)
Total net revenues	1,718	1,991	(14)

Expenses
Distribution expenses	383	532	(28)
Interest credited to fixed accounts	205	195	5
Benefits, claims, losses and settlement expenses	100	304	(67)
Amortization of deferred acquisition costs	286	154	86
Interest and debt expense	26	26	—
General and administrative expense	585	590	(1)
Total expenses	1,585	1,801	(12)
Pretax income	133	190	(30)
Income tax provision	18	4	NM

Net income	115	186	(38)
Less: Net loss attributable to noncontrolling interest	(14)	(5)	NM
Net income attributable to Ameriprise Financial	$129	$191	(32)%

NM Not Meaningful

First Quarter 2009 Consolidated Results

The company reported net income of $129 million for the first quarter of 2009, a 32 percent decline from net income of $191 million for the first quarter of 2008. Market-driven impacts to revenues and client behavior were partially offset by expense reductions.

Total net revenues declined 14 percent, or $273 million, to $1.7 billion, driven by lower management and financial advice fees and distribution fees, primarily due to the decline in equity markets and clients’ increased preference for short-term and fixed income investment products. In addition, net revenues were impacted by the lower short-term interest rate environment.

Management and financial advice fees declined 30 percent, or $237 million, to $554 million, primarily due to lower equity markets as well as the negative impact of foreign currency translation.

Distribution fees declined 28 percent, or $122 million, to $311 million, primarily due to changes in client behavior and lower asset levels. Clients’ continued preference for cash and deposit products, which do not generate distribution fees, resulted in slowing sales and flows for other products.

Net investment income increased 5 percent, or $19 million, to $420 million, primarily due to $3 million in net realized investment gains compared to $24 million in net realized investment losses in the first quarter of 2008. The benefit of higher invested asset levels was more than offset by the impact of lower short-term interest rates.

Premiums increased 4 percent, or $10 million, to $266 million, primarily due to growth in Auto & Home premiums compared to the prior year.

Other revenues increased 33 percent, or $52 million, to $209 million, primarily due to a $50 million gain on the repurchase of junior subordinated notes.

Banking and deposit interest expense decreased 11 percent, or $5 million, to $42 million, primarily due to lower crediting rates on certificates, partially offset by higher certificate balances.

Expenses

Consolidated expenses declined 12 percent, or $216 million, to $1.6 billion, reflecting lower business volumes and continued strong expense controls. In addition, the company recorded lower expenses from hedged variable annuity living benefits due to a widening of the credit spread assumed in discounting liabilities.

Distribution expenses declined 28 percent, or $149 million, to $383 million, primarily due to decreases in advisor compensation reflecting a shift in client behavior and lower asset levels, which were both impacted by market declines.

Interest credited to fixed accounts increased 5 percent, or $10 million, reflecting higher annuity fixed account balances and higher average rates paid to clients compared to the prior year.

Benefits, claims, losses and settlement expenses declined 67 percent, or $204 million, to $100 million. Benefits associated with variable annuity guarantees represented a net gain of $182 million in the current quarter, compared to a net cost of $24 million in the first quarter of 2008. This result was largely attributable to the impact of credit spread widening on SFAS 157 liability values. This lower benefit expense was substantially offset by a related increase in DAC amortization.

Amortization of DAC increased 86 percent, or $132 million, to $286 million. The year-over-year increase included $160 million related to variable annuity guarantees. In addition, the impact of equity market depreciation on ending account values increased amortization by $40 million, compared to $24 million in the first quarter of 2008. These increases were partially offset by a decrease in variable annuity amortization driven by lower year-over-year account values and associated asset fees.

General and administrative expense declined 1 percent, or $5 million, to $585 million. Excluding $85 million in integration costs and ongoing expenses from acquisitions closed in the fourth quarter of 2008, general and administrative expense declined 15 percent. This decline reflected expense controls and lower performance-driven compensation-related expenses.

Taxes

The effective tax rate on net income attributable to Ameriprise Financial was 13.3 percent for the quarter, compared to 2.0 percent for the first quarter of 2008. The effective tax rate for the first quarter of 2008 included certain exceptional tax adjustments.

Ameriprise Financial, Inc.
Segment Results

	Quarter Ended March 31,
(in millions, unaudited)	2009	2008	% Change

Pretax income (loss) excluding net loss attributable to noncontrolling interest
Certificates and Banking	$(5)	$(5)	—
Wealth Management and Distribution	(51)	69	NM
Advice & Wealth Management	(56)	64	NM
Asset Management	(8)	18	NM
Annuities	124	42	NM
Protection	111	102	9%
Corporate & Other	(24)	(31)	23
Pretax income excluding net loss attributable to noncontrolling interest	147	195	(25)
Income tax provision	18	4	NM
Net income attributable to Ameriprise Financial	$129	$191	(32)%

NM Not Meaningful

First Quarter 2009 Segment Financial Highlights

Advice & Wealth Management reported a pretax loss of $56 million for the quarter, compared to pretax income of $64 million for the first quarter of 2008. First quarter 2009 results reflect the market-driven impact to assets, cash spreads and client behavior, as well as a current period loss related to the acquisition of H&R Block Financial Advisors. The segment’s results also include $15 million in realized net investment losses in the quarter.

Asset Management reported a pretax loss of $8 million for the quarter, compared to pretax income of $18 million for the first quarter of 2008. The decline was driven by market depreciation on assets, negative foreign currency translation and net outflows. Domestic net inflows in the quarter reflect improvement in retail net outflows and strong institutional net inflows. International net outflows include net inflows in both the retail and institutional higher margin businesses, offset by net outflows in the lower margin Zurich-related assets. The segment’s general and administrative expenses remained well controlled, declining 16 percent from a year ago.

Annuities reported pretax income of $124 million for the quarter, compared to pretax income of $42 million for the first quarter of 2008. Core operating earnings for the segment, which exclude market-driven impacts to variable annuity benefits expense and DAC amortization, were $97 million, compared to $94 million in the prior year. Clients’ lower risk tolerances and preference for guaranteed returns reduced variable annuity net inflows and increased fixed annuity net inflows.

Protection reported pretax income of $111 million, compared to $102 million for the first quarter of 2008. The increase was primarily driven by capital gains and Auto & Home business growth. Overall, life insurance cash sales declined from a year ago, driven by lower variable universal life sales, partially offset by growth in universal life sales.

Corporate & Other reported a pretax loss of $24 million, compared to a pretax loss of $31 million for the first quarter of 2008. Segment results benefited from a $50 million gain from the repurchase of junior subordinated notes, partially offset by a $21 million net investment loss.

Dividend

The Ameriprise Financial board of directors declared a quarterly cash dividend of $0.17 per common share payable on May 18, 2009 to shareholders of record at the close of business on May 4, 2009.

Contacts

Investor Relations:	Media Relations:
Laura Gagnon	Paul Johnson
Ameriprise Financial	Ameriprise Financial
612.671.2080	612.671.0625
laura.c.gagnon@ampf.com	paul.w.johnson@ampf.com

Benjamin Pratt
Ameriprise Financial
612.678.5881
benjamin.j.pratt@ampf.com

Ameriprise Financial, Inc. is a diversified financial services company serving the comprehensive financial planning needs of the mass affluent and affluent. For more information, visit ameriprise.com.

RiverSource mutual funds are distributed by RiverSource Distributors, Inc. and RiverSource Fund Distributors, Inc., Members FINRA and managed by RiverSource Investments, LLC. For complete mutual fund ranking data and other important disclosures please refer to Exhibit A “RiverSource Mutual Fund Performance and Lipper Ranking” in the First Quarter 2009 Statistical Supplement available at ir.ameriprise.com.

The Threadneedle group of companies constitutes the Ameriprise Financial international investment platform. The group consists of wholly owned subsidiaries of Ameriprise Financial, Inc. and provides services independent from Ameriprise Financial Services, Inc., including Ameriprise Financial Services’ broker-dealer business.

Ameriprise Certificates are issued by Ameriprise Certificate Company and distributed by Ameriprise Financial Services, Inc. Member FINRA.

Ameriprise Financial Services, Inc. offers financial planning services, investments, insurance and annuity products. RiverSource insurance and annuity products are issued by RiverSource Life Insurance Company, and in New York only by RiverSource Life Insurance Co. of New York, Albany, New York. Only RiverSource Life Insurance Co. of New York is authorized to sell insurance and annuity products in the state of New York. These companies are all part of Ameriprise Financial, Inc. CA License #0684538.

Forward-Looking Statements

This news release contains forward-looking statements that reflect management’s plans, estimates and beliefs. Actual results could differ materially from those described in these forward-looking statements. The company has made various forward-looking statements in this report. Examples of such forward-looking statements include:

•                  the statements of belief in this news release that the company expects continued weak market conditions in the short term;

•                  the statement of belief in this news release that the company’s current condition will provide advantages as market conditions improve;

•                  the statement of belief in this news release that the company will generate over $350 million of expense savings in 2009, with the majority of full-year savings to be realized in the second half of 2009;

•                  the statement of current intentions in this news release to allocate specified proportions of any realized expense savings to either net income or to reinvestment in growth initiatives;

•                  statements of the company’s plans, intentions, expectations, objectives or goals, including those relating to asset flows, mass affluent and affluent client acquisition strategy, client retention, financial advisor retention, recruiting and enrollments, general and administrative costs, consolidated tax rate; and excess capital position;

•                  other statements about future economic performance, the performance of equity markets and interest rate variations and the economic performance of the United States and of global markets; and

•                  statements of assumptions underlying such statements.

The words “believe,” “expect,” “anticipate,” “optimistic,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from such statements.

Such factors include, but are not limited to:

•                  changes in the valuations, liquidity and volatility in the interest rate, credit default, equity market, and foreign exchange environments;

•                  changes in the litigation and regulatory environment, including ongoing legal proceedings and regulatory actions, the frequency and extent of legal claims threatened or initiated by clients, other persons and regulators, and developments in regulation and legislation;

•                  investment management performance and consumer acceptance of the company’s products;

•                  effects of competition in the financial services industry and changes in product distribution mix and distribution channels;

•                  the company’s capital structure, including indebtedness, limitations on subsidiaries to pay dividends, and the extent, manner, terms and timing of any share or debt repurchases management may effect as well as the opinions of rating agencies and other analysts and the reactions of market participants or the company’s regulators, advisors, distribution partners or customers in response to any change or prospect of change in any such opinion;

•                  risks of default by issuers or guarantors of investments the company owns or by counterparties to hedge, derivative, insurance or reinsurance arrangements or by manufacturers of products the company distributes, experience deviations from the company’s assumptions regarding such risks, the evaluations or the prospect of changes in evaluations of any such third parties published by rating agencies or other analysts, and the reactions of other market participants or the company’s regulators, advisors, distribution partners or customers in response to any such evaluation or prospect of changes in evaluation;

•                  experience deviations from the company’s assumptions regarding morbidity, mortality and persistency in certain annuity and insurance products, or from assumptions regarding market returns assumed in valuing DAC and DSIC or market volatility underlying our valuation and hedging of guaranteed living benefit annuity riders;

•                  the impacts of the company’s efforts to improve distribution economics and to grow third-party distribution of its products;

•                  the company’s ability to realize the financial, operating and business fundamental benefits or to obtain regulatory approvals regarding integration we plan for the acquisitions we have completed;

•                  the ability and timing to realize savings and other benefits from reengineering and tax planning;

•                  changes in the capital markets and competitive environments induced or resulting from the partial or total ownership or other support by central governments of certain financial services firms or financial assets; and

•                  general economic and political factors, including consumer confidence in the economy, the ability and inclination of consumers generally to invest as well as their ability and inclination to invest in financial instruments and products other than cash and cash equivalents, the costs of products and services the company consumes in the conduct of its business, and applicable legislation and regulation and changes therein, including tax laws, tax treaties, fiscal and central government treasury policy, and policies regarding the financial services industry and publicly-held firms, and regulatory rulings and pronouncements.

Management cautions the reader that the foregoing list of factors is not exhaustive. There may also be other risks that management is unable to predict at this time that may cause actual results to differ materially from those in forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Management undertakes no obligation to update publicly or revise any forward-looking statements. The foregoing list of factors should be read in conjunction with the “Risk Factors” discussion included as Part 1, Item 1A of and elsewhere in our Annual Report on Form 10-K for year-end 2008 at ir.ameriprise.com/phoenix.zhtml?c=191716&p=irol-forwardLookingStatement.

The financial results discussed in this news release represent past performance only, which may not be used to predict or project future results. The financial results and values presented in this news release and the below-referenced Statistical Supplement are based upon asset valuations that represent estimates as of the date of this news release and may be revised in the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009. For information about Ameriprise Financial entities, please refer to the First Quarter 2009 Statistical Supplement available at ir.ameriprise.com and the tables that follow in this news release.

Ameriprise Financial, Inc.

Reconciliation Table: GAAP Income Statement to Core Operating Earnings

	Quarter Ended March 31, 2009				Quarter Ended March 31, 2008
(in millions, unaudited)	GAAP Earnings	Adjustments		Core Operating Earnings	GAAP Earnings	Adjustments		Core Operating Earnings

Revenues
Management and financial advice fees	$554	$—		$554	$791	$—		$791
Distribution fees	311	—		311	433	—		433
Net investment income	420	(3	)(1)	417	401	24	(1)	425
Premiums	266	—		266	256	—		256
Other revenues	209	—		209	157	—		157
Total revenues	1,760	(3)		1,757	2,038	24		2,062
Banking and deposit interest expense	42	—		42	47	—		47
Total net revenues	1,718	(3)		1,715	1,991	24		2,015

Expenses
Distribution expenses	383	—		383	532	—		532
Interest credited to fixed accounts	205	—		205	195	—		195
Benefits, claims, losses and settlement expenses	100	194	(2)	294	304	(10	)(2)	294
Amortization of deferred acquisition costs	286	(186	)(3)	100	154	(24	)(3)	130
Interest and debt expense	26	—		26	26	—		26
General and administrative expense	585	(19	)(4)	566	590	—		590
Total expenses	1,585	(11)		1,574	1,801	(34)		1,767
Pretax income	133	8		141	190	58		248
Income tax provision	18	3	(5)	21	4	19	(5)	23

Net income	115	5		120	186	39		225
Less: Net loss attributable to noncontrolling interest	(14)	—		(14)	(5)	—		(5)
Net income attributable to Ameriprise Financial	$129	$5		$134	$191	$39		$230

(1)	Includes net realized gains and losses on Available-for-Sale securities and other securities.
(2)

Includes an increase in GMDB and other unhedged variable annuity guaranteed benefit costs, an increase in DSIC amortization from lower period ending account values and the impact of variable annuity living benefit riders, net of hedges and DSIC.

(3)	Includes an increase in DAC amortization from lower period ending account values and the DAC effect of variable annuity living benefit riders, net of hedges.
(4)	Includes integration charges.
(5)	Reflects tax at the statutory rate of 35%.

Ameriprise Financial, Inc.

Reconciliation Table: GAAP Pretax Segment Income to Core Operating Earnings

	Quarter Ended March 31, 2009
(in millions, unaudited)	GAAP Earnings	Adjustments	Core Operating Earnings

Pretax income (loss) excluding net loss attributable to noncontrolling interest
Certificates and Banking	$(5)	$15	$10
Wealth Management and Distribution	(51)	12	(39)
Advice & Wealth Management	(56)	27	(29)
Asset Management	(8)	10	2
Annuities	124	(27)	97
Protection	111	(2)	109
Corporate & Other	(24)	—	(24)
Pretax income excluding net loss attributable to noncontrolling interest	147	8	155
Income tax provision	18	3	21
Net income attributable to Ameriprise Financial	$129	$5	$134

Ameriprise Financial, Inc.

Reconciliation Table: GAAP Pretax Segment Income to Core Operating Earnings

	Quarter Ended March 31, 2008
(in millions, unaudited)	GAAP Earnings	Adjustments	Core Operating Earnings

Pretax income (loss) excluding net loss attributable to noncontrolling interest
Certificates and Banking	$(5)	$—	$(5)
Wealth Management and Distribution	69	—	69
Advice & Wealth Management	64	—	64
Asset Management	18	—	18
Annuities	42	52	94
Protection	102	5	107
Corporate & Other	(31)	1	(30)
Pretax income excluding net loss attributable to noncontrolling interest	195	58	253
Income tax provision	4	19	23
Net income attributable to Ameriprise Financial	$191	$39	$230

Ameriprise Financial, Inc.

Reconciliation Table: Debt to Total Capital

March 31, 2009

(in millions, unaudited)	GAAP Measure	Non-recourse Debt	Debt Less Non-recourse Debt	Impact of 75% Equity Credit(1)	Debt Less Non-recourse with Equity Credit (1)

Debt	$1,922	$78	$1,844	$258	$1,586

Total Capital	$8,306	$78	$8,228		$8,228

Debt to Total Capital	23.1%		22.4%		19.3%

(1)      The company’s junior subordinated notes receive an equity credit of at least 75% by the majority of the rating agencies.